FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	Al Miralles, 312-822-5605
CNA FINANCIAL ANNOUNCES SECOND QUARTER 2020 NET CATASTROPHE LOSS ESTIMATES AND CHARGE FOR MASS TORT EXPOSURES

•	Q2 2020 COVID-19 RELATED LOSSES OF $182M

•	ADDITIONAL Q2 2020 CATASTROPHE LOSSES OF $61M RELATED TO CIVIL UNREST AND $58M FOR NATURAL CATASTROPHES

•	Q2 2020 UNFAVORABLE PRIOR PERIOD DEVELOPMENT OF $50M RELATED TO REVIVER STATUTE-RELATED CLAIMS

CHICAGO, JULY 15, 2020 --- CNA Financial Corporation (NYSE: CNA) today announced that it expects to report net catastrophe losses in the second quarter of 2020 of $182 million related to COVID-19, $61 million related to civil unrest and $58 million related primarily to severe weather-related events, for a total catastrophe loss estimate of $301 million pretax.

The estimated COVID-19 losses in the second quarter of 2020 follow a detailed review and analysis of existing and potential exposures in light of current information, and represent the Company's best estimate of its ultimate insurance losses and loss adjustment expenses, including defense costs resulting from the pandemic and the consequent economic crisis. The losses are substantially driven by healthcare professional liability with additional impacts from workers' compensation, management liability, commercial property, trade credit, and surety. Due to the recent timing of the event, emergence pattern of claims, and long tail nature of certain exposures the losses are substantially classified as incurred but not reported (IBNR) reserves.

The COVID-19 estimate does not include the impact from lower current accident year losses associated with favorable frequency as a result of shelter in place conditions. Those benefits are modest as they only apply to a portion of the portfolio as Healthcare, Construction and property coverages have seen limited benefit.

Separately, as part of its annual review of mass tort exposures, the Company expects to recognize unfavorable prior period development of $50 million pretax, primarily due to New York reviver statute-related claims. The reserve development represents the Company’s best estimate of ultimate loss based on current information and more than offsets other favorable prior period development for the quarter.

Inclusive of these items, the Company expects to report a pretax underwriting loss for the quarter of $210 million. Including the favorable impact from limited partnerships, common stock and non-redeemable preferred stock investments and reflecting the equity market rebound during the period, the Company expects to report net income of $151 million and core income of $99 million for the quarter, subject to final quarter-end procedures.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Reconciliation of GAAP Measures to Non-GAAP Measures
This press release contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net (Loss) Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

Results for the Three Months Ended June 30, 2020
($ millions)
Net income	$151
Less: Net investment gains	52
Core income	$99

Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2020 CNA. All rights reserved.

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